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[LETTERHEAD]



January 16, 1996


Michael J. Green
43 Meadow Run Drive
Skillman, NJ 08558

Dear Mike,

I'm pleased to offer you the position of Vice President, Chemistry at Houghten Pharmaceuticals. In this position you'll report directly to me and work in close coordination with Richard Houghten in his responsibilities as Chief Technical Officer of HPI and President of the Torrey Pines Institute for Molecular Studies. You will be responsible for all activities relating to HPI combinatorial and medicinal chemistry, for the transition of resources and personnel from TPIMS to HPI, for consultation and involvement in HPI's internal discovery programs and for partnership and financing activities as they relate to your areas of responsibility. You will be a company officer, you will work closely with Richard, Ron, Barney, Terry, myself and the Board of Directors and participate in all key company strategic decisions.

As a compensation package, we are offering you a starting salary of $165,000 and 65,000 Incentive Stock Options. The HPI stock options are exercisable at $0.70 per share and vest over a four year period in three month increments. You will be eligible for annual salary reviews and additional stock option grants over time at the discretion of the Board of Directors and its Compensation Committee. In addition to your base compensation, you will be eligible for a bonus compensation award up to 30% of your salary contingent upon the completion of corporate partnership(s) involving aspects of HPI's molecular diversity technologies. The exact amount will be based on such factors as value, quality and technical capabilities of the partner, the extent to which HPI has access to those technical capabilities, the scope of the agreement, size of guaranteed vs. milestone driven payments and other factors that we can determine jointly.

In addition to your base salary, you will be eligible to participate in the Company's employee benefit plans that include medical, prescription-drug, dental, long-term disability and life insurance, and 401(k) retirement savings and flexible spending accounts. You will begin to accrue vacation at a rate of three weeks per year with an additional day for each year of service. To facilitate your relocation to San Diego, the Company will reimburse you for all your moving expenses including real estate fees, moving expenses, temporary housing, transportation to and from San Diego and house hunting visits (of course, within policy limits).


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MICHAEL GREEN EMPLOYMENT OFFER
JANUARY 16, 1996
PAGE #2

Upon your decision to join HPI, you will be required to sign a Confidentiality Agreement and any and all other documents reasonably required by the Company to protect its proprietary trade secrets from disclosure and to prevent the unauthorized use by the Company of any proprietary trade secrets of other parties or entities.

According to California law, your employment with the Company is "at will". Both you and the Company have the right to terminate your employment at any time for any reason whatsoever. If any disputes, claims or causes of action arise out of this agreement or your employment relationship with HPI, we require that it be submitted to binding arbitration before the American Arbitration Association according to the rules and procedures established by the organization.

I'd like to reiterate that the entire management team at HPI is excited about the prospect of working with you. We believe you'll make a tremendous contribution to HPI, and we all feel that we will really enjoy working with you.

As you are aware, we have a number of critical decisions in front of us. I'd like to do whatever I can over the next several days to facilitate a quick but informed decision on your part. Please do not hesitate to contact me either at work (619-455-2545) or home (619-454-8118) should you have any questions.

Sincerely yours,

/s/ Robert S. Whitehead

Robert S. Whitehead
President & Chief Executive Officer


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MICHAEL GREEN EMPLOYMENT OFFER
JANUARY 16, 1996
PAGE #3


                            ACKNOWLEDGMENT

If this letter accurately reflects your understanding of this employment relationship and our entire agreement, please sign this letter and return it to me as soon as possible.


/s/  Michael J. Green                     1/19/96
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EMPLOYEE                                  DATE